Exhibit 99.1

Andrews, Clark Elected to FB Financial Board of Directors

Adds Significant Public Company Governance Experience

NASHVILLE, Tenn.--(BUSINESS WIRE)--November 2, 2016--FB Financial Corporation (NYSE:FBK), the holding company for Nashville-based FirstBank, has elected two new members to its board of directors both of whom have significant public company governance experience.

Joining the board are William F. Andrews, a former chairman of Corrections Corporation of America (CCA), who also served as president of Massey Investment Co. and as a principal of Kohlberg & Company; and Agenia Clark, CEO of the Girl Scouts of Middle Tennessee, who was a founding board member of a publicly-held bank in Nashville.

Andrews will chair the board’s audit committee, and Clark will be a member of the compensation committee.

“Bill and Agenia are tremendously talented individuals who will bring broad, complementary experience to the FB Financial Corporation board of directors,” James W. Ayers, Chairman of the Board, said. “We are extremely proud that they agreed to join our board, and I look forward to working with them on our strategic initiatives.”

In addition to Ayers, other FB Financial Corporation board members include Christopher T. Holmes, President and CEO of FirstBank and FB Financial Corporation; Orrin H. Ingram, president and CEO of Ingram Industries, Inc.; Ruth E. Johnson, Associate Vice President of Meharry Medical College; and Stuart C. McWhorter, co-founder and chairman of Clayton Associates.

During his long business career, Andrews has been chairman of seven public companies and seven private companies, including CCA, Amdura Corporation, Katy Industries, Scovill, Inc., and Singer Sewing Machine Co. He has served on 20 public company boards and 16 private company boards since his career began after a three-year tour in the U.S. Air Force as a captain, pilot and squad commander. Currently, he is on the boards of Harpeth Capital and Buffkin Group, both private companies in Nashville.

Clark was vice president of human resources for the Tennessee Education Lottery Corp. prior to becoming president and CEO of the Girls Scouts of Middle Tennessee in 2004. She also was senior director of human resources at Vanderbilt University. Her board experience includes Avenue Bank, the Governor’s Healthier Tennessee Foundation, and as former member of the Tennessee Board of Regents and former board chairman of the Girl Scouts of Middle Tennessee. Clark is also on the board of the Ayers Foundation, the Ayers family’s philanthropic organization. She has been recognized with several awards for her civic leadership including 2015 and 2016 “Nashville 100 Most Powerful.”

About FB Financial Corporation

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered bank, with 45 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $3.2 billion in total assets.

CONTACT:
Media Contacts:
FirstBank
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
or
McNeely Pigott & Fox Public Relations
Roger Shirley, 615-259-4000
rshirley@mpf.com
or
Financial Contact:
FirstBank
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investors@firstbankonline.com
www.firstbankonline.com